PIZZA INN, INC. APPOINTS
                        NEW ACTING CHIEF EXECUTIVE OFFICER



THE  COLONY,  TEXAS  -JANUARY  5,  2005-  PIZZA  INN,  INC.  (NASDAQ:PZZI)
At a special meeting held on January 4, 2005, the board of directors of Pizza Inn, Inc. appointed Robert B. Page as Acting Chief Executive Officer. Mr. Page replaces Rod McDonald, Pizza Inn's Secretary and General Counsel, who had served as Acting Chief Executive Officer since December 14, 2004. Mr. McDonald will resume his position as full-time Secretary and General Counsel as a result of the appointment of Mr. Page.

Mr. Page, who was elected a director of Pizza Inn in February 2004, is a multi-unit franchisee of Shoney's, Inc. Mr. Page previously served as Chief Operating Officer of Gordon Biersch Brewery Restaurants, Inc., Chief Executive Officer and a director of Romacorp, Inc., operator of the chain of Tony Roma's casual dining restaurants, and as Senior Vice President of Operations of NPC International, Inc. where he was responsible for 374 Pizza Hut restaurants with annual sales of $246 million.

Mark Schwarz, Chairman of the Board of Pizza Inn, Inc., commented, "Bob is eminently qualified to take on the responsibility of the CEO role. I have great confidence in his ability to assist the company during this time of transition. His operational experience, leadership qualities, and knowledge of the restaurant industry are a welcome fit for Pizza Inn as the board of directors continues its search for a permanent Chief Executive Officer."

Pizza Inn, Inc. is headquartered in The Colony, Texas, along with its distribution division, Norco Restaurant Services. Pizza Inn franchises over 400 restaurants with annual chainwide sales of approximately $170 million.